CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Charles M. Boesneberg, has authorized and designated each of Glenn H. Stephens, General Counsel, Maxtor Corporation, and William O. Sweeney, Associate General Counsel, Maxtor Corporation, individually, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Maxtor Corporation.  The authority of each Glenn H. Stevens and William O. Sweeney, individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Maxtor Corporation, unless earlier revoking in writing.  The undersigned acknowledges that Glenn H. Stephens and William O. Sweeney, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  January 2, 2003   /s/ Charles M. Boesenberg

       Charles M. Boesenberg